EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 33-73044, No. 33-58037, No. 333-33433 and No. 333-34549) and in the registration statement on Form S-4 (No. 35-65229) of our report dated March 31, 2007, on our audit of the consolidated financial statements of Bell Industries, Inc. as of December 31, 2006 and for year then ended, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ BKD, LLP

Indianapolis, Indiana
March 31, 2007